Exhibit 4.17

THIS CONVERTIBLE PROMISSORY NOTE AND THE SECURITIES THAT MAY BE ACQUIRED PURSUANT TO THIS CONVERTIBLE PROMISSORY NOTE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR ANY STATE SECURITIES OR “BLUE SKY LAWS,” AND MAY NOT BE OFFERED FOR SALE, SOLD, ASSIGNED, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF (COLLECTIVELY, A “TRANSFER”), UNLESS (I) SUCH SECURITIES HAVE BEEN REGISTERED FOR SALE PURSUANT TO SAID ACT AND SUCH LAWS; OR (II) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SAID ACT AND SUCH LAWS AND THE RECIPIENT OF SUCH TRANSFER EXECUTES AN AGREEMENT WITH THE COMPANY (IN A FORM REASONABLY SATISFACTORY TO THE COMPANY) OBLIGATING IT TO ABIDE BY COMPARABLE RESTRICTIONS ON TRANSFER.

BLUE GOLD LIMITED

convertible PROMISSORY NOTE

As of June 25, 2025 (the “Issuance Date”)

FOR VALUE RECEIVED, Blue Gold Limited (“Maker” or the “Company”), promises to pay to Loeb & Loeb LLP (“Holder”), or its registered assigns, in lawful money of the United States of America (i) the sum of eight hundred five thousand dollars ($805,000) (the “Principal Amount”); and (ii) interest accrued on the unpaid Principal Amount in accordance with Section 2. All Obligations (as defined below) under this convertible promissory note (the “Note”) shall be due and payable on (a) the Maturity Date (as defined below) of this Note; or (b) when, upon or after the occurrence and during the continuance of an Event of Default (as defined below), such amounts are declared due and payable by Holder or made automatically due and payable in accordance with the terms hereof. Maker and Holder may be individually referred to herein as a “Party” or collectively as the “Parties”. Capitalized terms not defined herein have the meanings ascribed to them in the Settlement Agreement dated of even date herewith.

1.	Definitions.

(a)	Preamble and Recitals: The terms defined above are incorporated herein.

(b)	For purposes of this Note, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa):

i)	“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in and construed under Rule 405 under the Securities Act.

ii)	“Business Day” means any day other than Saturday, Sunday or a day on which banking institutions in the State of New York are permitted or obligated by applicable law to remain closed.

iii)	“Conversion Price” means, as of the date of conversion, eighty percent (80%) of the average VWAP (as defined herein) of the Ordinary Shares during the thirty (30) consecutive Trading Day period ending on the Trading Day prior to delivery of the notice of conversion. “VWAP” shall mean the daily dollar volume-weighted average sale price for the Ordinary Shares on the Principal Market on any particular Trading Day during the period beginning at 9:30 a.m., New York City Time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00 p.m., New York City Time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg through its “Volume at Price” functions or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30 a.m., New York City Time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00 p.m., New York City Time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the OTCBB or the “pink sheets” by the National Quotation Bureau, Inc. If the VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. All such determinations of VWAP shall to be appropriately and equitably adjusted in accordance with the provisions set forth herein for any stock dividend, stock split, stock combination or other similar transaction occurring during any period used to determine the Market Price (or other period utilizing VWAPs).

iv)	“Event of Default” shall have the meaning set forth in Section 5.

v)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

vi)	“Fair Market Value” means, as of any date, the value of the Ordinary Shares of Maker as determined below. If the shares are listed on any established stock exchange or a national market system, including, without limitation, the New York Stock Exchange or the Nasdaq Stock Market, the Fair Market Value shall be the closing price of a share (or if no sales were reported, the closing price on the date immediately preceding such date) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal. In the absence of an established market for the shares, the Fair Market Value shall be mutually determined between Maker and Holder in good faith.

vii)	“Financing Transaction” shall mean any financing transaction completed by the Maker or any of its Affiliates resulting in gross proceeds of at least $10,000,000.

viii)	“Holder Optional Conversion Amount” shall have the meaning set forth in Section 7(a).

ix)	“Late Payment Penalty” shall have the meaning set forth in Section 3.

x)	“Maturity Date” means December 15, 2025.

xi)	“Maximum Rate” shall have the meaning set forth in Section 2.

xii)	“Note Obligations” means, as of the date of measurement, the Company’s obligation to pay the aggregate sum of (i) the outstanding unpaid Principal Amount of this Note; (ii) all accrued and unpaid interest thereon calculated in accordance with Section 2; and (iii) any other amounts payable hereunder with respect to this Note.

xiii)	“Ordinary Shares” means the Company’s ordinary shares.

xiv)	“Ordinary Share Equivalents” means any securities of the Company or its subsidiaries which would entitle the holder thereof to acquire at any time Ordinary Shares, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or convertible or exchangeable for, or otherwise entitles the holder thereof to receive, Ordinary Shares.

xv)	“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

xvi)	“Principal Market” means the Nasdaq Global Market.

xvii)	“Securities” means this Note and, as applicable, the Ordinary Shares issuable upon conversion of the Note.

xviii)	“Securities Act” means the U.S. Securities Act of 1933, as amended.

xix)	“Trading Day” means a day on which the Principal Market is open for trading.

2.	Interest. Interest on the outstanding portion of the Principal Amount shall accrue at a rate equal to the lesser of twelve percent (12%) per annum and the maximum non-usurious interest rate permitted by applicable law (the “Maximum Rate”). Any overdue unpaid Principal Amount shall bear interest, before and after judgment, for each day that such amounts are overdue at a rate equal to the lesser of eighteen percent (18%) per annum and the Maximum Rate. All computations of interest shall be made on the basis of a 365 day year for the actual number of days occurring in the period for which such interest is payable.

3.	Payment. Unless otherwise earlier converted pursuant to Section 7, monthly payments of $100,000 plus accrued interest shall be due and payable to the Holder on the last day of each month beginning on July 31, 2025 or the next succeeding Business Day with any remaining unpaid Principal Amount plus all accrued but unpaid interest due and payable to Holder on the Maturity Date. All payments shall be by wire transfer of immediately available funds. There shall be no grace period for the payments due hereunder and any failure to timely make any such payment, the provisions of Section 7(b) shall apply (the “Late Payment Penalty”).

4.	Prepayment.

(a)	Mandatory Prepayment. Upon completion of any Financing Transaction, the unpaid Principal Amount plus all accrued but unpaid interest hereunder shall be repaid in full.

(b)	Voluntary Prepayment. Maker may prepay this Note in whole or in part, provided that any such prepayment will be applied first to the payment of costs and expenses due under this Note, second to interest accrued on this Note and third, if the amount of prepayment exceeds the amount of all such costs, expenses and accrued interest, to the payment of the Principal Amount of this Note.

5.	Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note:

(a)	Failure to Pay. Maker shall fail to pay when due any principal or interest payment on the due date hereunder or any other amount payable hereunder when due, whether at maturity, upon a mandatory prepayment event or otherwise; or

(b)	Voluntary Bankruptcy or Insolvency Proceedings. Maker shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property; (ii) admit in writing its inability, to pay its debts generally as they mature; (iii) make a general assignment for the benefit of its or any of its creditors; (iv) be dissolved or liquidated; or (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it; or

(c)	Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of Maker or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to Maker or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within sixty (60) days of commencement; or

(d)	Agreements. Maker shall fail to perform or observe in all material respects any of its covenants or agreements in this Note and the Registration Rights Agreement entered into between Maker and Holder and such failure shall continue for five (5) days after Maker obtaining knowledge of such failure or receipt by Maker from Holder of a written notice of such failure; provided that the failure of Maker to reach agreement with Holder as to the VWAP or Fair Market Value of the Ordinary Shares, if required pursuant to the respective definitions thereof, shall constitute an Event of Default hereunder and may only continue for three (3) Business Day after Maker obtains knowledge of such failure or receives written notice of such failure from Holder.

6.	Rights of Holder upon Default. Upon the occurrence or existence of any Event of Default (other than an Event of Default described in Sections 5(b) or 5(c)) and at any time thereafter during the continuance of such Event of Default, all outstanding Note Obligations payable by Maker hereunder shall become immediately due and payable upon election of the Holder without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. Upon the occurrence or existence of any Event of Default described in Sections 5(b) and 5(c), immediately and without notice, all outstanding Note Obligations payable by Maker hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Holder may exercise any other right power or remedy granted to it by this Note or otherwise permitted to it by applicable law, either by suit in equity or by action at law, or both.

7.	Conversion.

(a)	Holder’s Optional Conversion Right if no Late Payment. Once a registration statement registering the Ordinary Shares underlying the Note under the Securities Act has been declared effective by the Securities and Exchange Commission, but not prior to thirty (30) days following the closing of the business combination, as contemplated by the Second Amended and Restated Business Combination Agreement, dated June 12, 2024, as amended, Holder, in its sole discretion and upon no less than five (5) business days written notice to Maker, may elect to have all or any portion of the outstanding Principal Amount and all interest accrued with respect to such outstanding portion of the Principal Amount through the date that the Holder notifies in writing Maker of its intent to convert pursuant to this Section 7(a) (such Principal Amount and accrued interest, the “Holder Optional Conversion Amount”) converted into that number of Ordinary Shares equal to the quotient of (a) the Holder Optional Conversion Amount divided by (b) the Conversion Price. Notwithstanding the foregoing, upon written notice by Holder of the intent to convert, Maker may instead elect to pay all of the Note Obligations in full provided such payment is made within the five Business Day period.

(b)	Holder’s Optional Conversion if Late Payment Penalty Applies. In the event there have been one or more late payments pursuant to Section 3 and the Holder seeks to convert all or any portion of the Note in accordance with Section 7(a), the number of Ordinary Shares to be received upon conversion shall be equal to the quotient of (a) 120% of the Holder Optional Conversion Amount divided by (b) the Conversion Price.

(c)	Surrender of Note. Promptly after a conversion of all amounts due under this Note pursuant to this Section 7, but in no event more than three (3) Business Days thereafter, Holder shall deliver the original of this Note (or a notice to the effect that the original Note has been lost, stolen or destroyed and an agreement acceptable to Maker whereby the holder agrees to indemnify Maker from any loss incurred by it in connection with this Note arising out of any claims that the Original Note was not lost, stolen or destroyed); provided, however, that upon Maker’s issuance of all amounts and/or Ordinary Shares required under Sections 7(a), 7(b), and Section 7(e), as applicable, upon full conversion of the Note, this Note shall be deemed converted and of no further force and effect, whether or not it is delivered for cancellation as set forth in this Section 7(c).

(d)	Reservation of Equity Securities. Maker covenants that it shall reserve 2,000,000 Ordinary Shares, subject to adjustment, that shall be duly authorized, validly issued, fully paid, and non-assessable by Maker, not subject to any preemptive rights, and free from any taxes, liens, and charges with respect to the issue thereof. Maker has reserved for issuance from its duly authorized capital stock the maximum number of Ordinary Shares issuable upon conversion of this Note. Maker shall take all such action as may be necessary to ensure that all such Ordinary Shares may be so issued without violation of any applicable law or regulation.

(e)	Fractional Securities. No fractional Ordinary Shares shall be issued upon conversion of this Note. In lieu of Maker issuing any fractional Ordinary Shares to Holder upon the conversion of this Note, Maker shall round up to the nearest whole share.

(f)	Issuance Taxes. The issuance of Ordinary Shares upon conversion of all or any portion of the outstanding Note Obligations in accordance with this Section 7 shall be made without charge to Holder for any issuance tax in respect thereof.

8.	Registration Rights. All Ordinary Shares issuable upon a conversion pursuant to Section 7 shall have the benefit of registration rights on the terms set forth in the Registration Rights Agreement entered into between Maker and Holder concurrently herewith.

9.	Assignment. Neither this Note nor any of the rights, interests or obligations hereunder may be assigned by either Party, whether by operation of law or otherwise, without the other Party’s prior written consent (other than by merger), unless such transfer complies with applicable securities laws. Any purported attempt by a Party to assign this Note or any of the rights, interests or obligations hereunder in violation of this Section 9 shall be null and void.

10.	Unsecured Obligation. This Note is an unsecured obligation of the Company.

11.	Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and emailed, mailed or delivered to each party as follows: (i) if to Maker, at Maker’s address or email address set forth on the signature page to this Note (or at such other address or email address as Maker shall have furnished to Holder in writing), or (ii) if to Holder, at the following address or email address (or at such other address or email address as Holder shall have furnished to Maker in writing):

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attention: Mitchell Nussbaum

Email: mnussbaum@loeb.com

All such notices and communications will be deemed effectively given the earlier of (i) when received; (ii) when delivered personally; (iii) when emailed; (iv) one Business Day after being deposited with an overnight courier service of recognized standing; or (v) four days after being deposited in the U.S. mail, first class with postage prepaid.

12.	Miscellaneous.

(a)	Survival. The representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Note.

(b)	Severability. If any provision of this Note shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(c)	Usury. In the event any interest is paid on this Note which is deemed to be in excess of the then Maximum Rate, then that portion of the interest payment representing an amount in excess of the then Maximum Rate shall be deemed a payment of principal and, notwithstanding Section 4, be applied against the principal of this Note.

(d)	Waivers. Maker hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

(e)	Costs. The Maker shall pay its own fees, costs and expenses (including the fees of any attorneys, accountants or others) in connection with this Note and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated. If Maker shall default on the payment of any of the Note Obligations, Maker shall reimburse Holder for its reasonable, documented out-of-pocket costs of collection, including reasonable attorney’s fees and disbursements.

(f)	No Drafting Presumption. The language used in this Note shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(g)	Reservation of Rights. No failure on the part of Holder to exercise, and no delay in exercising, any right, power, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof by Holder preclude any other or further exercise thereof or the exercise of any other right, power, privilege or remedy of Holder.

(h)	CHOICE OF LAW. THIS NOTE AND ALL ACTIONS, CAUSES OF ACTION OR CLAIMS OF ANY KIND (WHETHER AT LAW, IN EQUITY, IN CONTRACT, IN TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS NOTE, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING WITHOUT LIMITATION NEW YORK LAWS RELATING TO APPLICABLE STATUTES OF LIMITATION AND BURDENS OF PROOF, AVAILABLE REMEDIES AND APPLICABLE EVIDENTIARY PRIVILEGES.

(i)	Exclusive Jurisdiction. The courts of the State of New York, in the County of New York (the “Specified Courts”) shall have exclusive jurisdiction in relation to all matters which may arise out of or in connection with this Note (each, an “Action”). Each of Maker and Holder (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Note may not be enforced in or by any Specified Court. Each of Maker and Holder agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each such party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Note, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 11. Nothing in this Section 12(i) shall affect the right of any party to serve legal process in any other manner permitted by law.

(j)	WAIVER OF JURY TRIAL. EACH OF MAKER AND HOLDER WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE. EACH SUCH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS TRANSACTIONS CONTEMPLATED BY THIS NOTE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12(J).

(k)	Amendments and Waivers. Any term of this Note may be amended, modified or waived upon the written consent of Maker and the Holder. No such waiver or consent in any one instance shall be construed to be a continuing waiver or a waiver in any other instance unless it expressly so provides.

(l)	Counterparts. This Note be manually or electronically executed in one or more counterparts (delivery of which may occur via facsimile or electronic transmission, including as an attachment to an electronic mail message in “pdf” or similar format), each of which shall be deemed an original, but all of which shall together constitute one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Note shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act or any other similar state laws based on the Uniform Electronic Transactions Act.

[Signature Page Follows.]

IN WITNESS WHEREOF, the undersigned have executed this Note as of the Issuance Date.

BLUE GOLD LIMITED

By:
Name:
Title:	Chief Executive Officer

LOEB & LOEB LLP

By:
Name:
Title:

Signature Page to Convertible Promissory Note